CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Form S-3 of Innovative Card Technologies, Inc. and its subsidiaries (collectively, the “Company”) of our reports dated March 31, 2008, except for Note 1A as to which the date is June 16, 2008, and April 2, 2007 relating to our audits of the consolidated financial statements, which appear in the Annual Reports on Form 10-KSB of Innovative Card Technologies, Inc. for the years ended December 31, 2007 and 2006.

Our report dated March 31, 2008, except for Note 1A as to which the date is June 16, 2008 related to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as going concern.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

SingerLewak LLP

Los Angeles, California
July 10, 2008